XENICENT, INC. ACQUIRES MAJORITY INTEREST IN GIANTEK TECHNOLOGY CORPORATION FOR U.S. DISTRIBUTION OF LED DISPLAY SYSTEMS.

Xenicent, Inc. (OTCBB: XCNT) today announced the signing of a definitive agreement under which Xenicent, will acquire a 60% interest in Giantek Technology Corporation ('Giantek'), a Taiwanese corporation, for U.S. distribution of Giantek's LED display systems and additional Giantek proprietary technologies.

Headquartered in Taipei, Taiwan, Giantek has provided high-graphic LED display systems to domestic and international customers over the past twenty years. Giantek has recently served many prominent customers including the Taiwan Mass Transit System, Bosch, Inc., and the Jakarta and Taiwan Stock Exchanges. Giantek also installed the streaming data ticker system on the floor of the Hong Kong Stock Exchange. Giantek has reported revenues of approximately $6 million and $2.2 million for the years ended December 31, 2000 and 2001, respectively, and has approximately $3 million in assets as of December 31, 2001. Giantek manufactures and distributes its products primarily from its factory, located just outside of Taipei. Giantek currently employs thirty employees and is ISO 9001 certified.

Xenicent's new technology division seeks to compete as the leading source of technology components by providing innovative and advanced products to the Data Communications, Financial Services, and Advertising & Media market places. The Company intends to provide its customers with a focused array of products including families of LED display systems which can be routinely modified and updated by customers worldwide via an Internet platform. Xenicent has devised a strategy that may include further acquisitions of international companies headquartered in and around the Pacific Rim to compliment the LED display system technology and obtain additional income-producing technology.

"By joining forces with Giantek, we will accelerate our entry into attractive new technology markets, and add critical breadth to our line of innovative products. We believe this is the tip of the iceberg," said Duane Bennett, CEO of Xenicent, Inc.

According to the terms of the deal, Xenicent will pay 550,000 shares of Xenicent common stock for a 60% interest in Giantek. In connection with the transaction, Xenicent will also infuse $750,000 of new capital into Giantek during the year for marketing, plant expansion and new product development. Xenicent will also receive exclusive rights to market Giantek's products in the United States.

For additional information on Xenicent, Please call WallStreet Strategies at 561.995.0663

A complete corporate profile for Xenicent Inc. may be found at:
http://www.WallStreetAlerts.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.